As filed with the Securities and Exchange Commission on September 29, 2006

Registration No.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER SECURITIES ACT OF 1933

THINK PARTNERSHIP INC.

(Exact name of Registrant as specified in its charter)

NEVADA	87-0450450
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

28050 US 19 NORTH, SUITE 509 CLEARWATER, FLORIDA 33761
(Address of Principal Executive Offices)

CGI Holding Corporation 2005 Long-Term Incentive Plan
(Full title of the plan)

SCOTT P. MITCHELL THINK PARTNERSHIP INC. 28050 US 19 NORTH, SUITE 509 CLEARWATER, FLORIDA 33761
(Name and address of agent for service)

(727) 324-0046
(Telephone number, including area code, of agent for service)

CALCULATION OF FEES

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value	10,000,000	$2.025	$20,250,000	$2166.75

(1)             Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the CGI Holding Corporation 2005 Long-Term Incentive Plan, described herein.

(2)             Pursuant to Rule 457(h) and (c) promulgated under the Securities Act, the offering price per share and, therefore, the registration fee, were based on the average of the high and low trading prices of the registrant’s Common Stock as reported on the American Stock Exchange on September 27, 2006.

PART I

The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Note 1 to Part I of Form S-8 and under Rule 424 under the Securities Act of 1933, as amended. The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by Think Partnership Inc. as required by Part I of Form S-8 and by Rule 428 under the Securities Act of 1933, as amended. These documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

1.                                       The Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2005 (filed with the SEC on March 31, 2006);

2.                                       Amendment No. 1 to the Registrant’s Annual Report on Form 10-KSB/A for the year ended December 31, 2005 (filed with the SEC on June 13, 2006);

3.                                       The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, and June 30, 2006 (filed with the SEC on May 15, 2006 and August 10, 2006, respectively);

4.                                       Amendment to the Registrant’s Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2006 (filed with the SEC on June 13, 2006);

5.                                       The Registrant’s Current Reports on Form 8-K filed with the SEC January 25, 2006, January 31, 2006, February 3, 2006, February 22, 2006, March 15, 2006, March 22, 2006 (two separate reports filed), April 10, 2006, May 2, 2006, May 12, 2006, May 16, 2006, May 30, 2006 June 7, 2006, June 12, 2006, June 29, 2006, July 6, 2006, August 4, 2006, August 10, 2006 and September 6, 2006; and

6.                                       The “Description of the Registrant’s Securities to be Registered” included in The Registrant’s Form 8-A filed with the SEC on February 28, 2005.

All documents filed by the Registrant pursuant to Sections 13(a),13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Certain legal matters in connection with the offering will be passed on for us by Shefsky & Froelich Ltd. As of September 29, 2006, two of the shareholders of Shefsky & Froelich Ltd. each own shares of our common stock. Each owns less than 1% of our outstanding shares. One shareholder owns 51,085 shares of our common stock, warrants to purchase 4,879 shares of our common stock at $2.05 per share and warrants to purchase 4,715 shares of our common stock at $4.15 per share. The other shareholder owns 2,000 shares of our common stock. The validity of the shares of common stock offered hereby has been passed on for us by Rosenfeld Roberson Johns & Durrant, Las Vegas, Nevada.

Item 6. Indemnification of Directors and Officers

As authorized by the General Corporation Law of Nevada, our by-laws limit the liability of our officers or directors for monetary damages for breach of fiduciary duty as an officer or director. Notwithstanding the foregoing sentence, a director or officer will be liable to the extent that he or she engages in:

•                  acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or

•                  we unlawfully pay dividends in violation of Section 78.300 of the General Corporation Law of Nevada.

This provision limits our rights and the rights of our shareholders to recover monetary damages against an officer or director for breach of the fiduciary duty of care except in the situations described above. The provision does not limit our rights or the rights of any shareholder seeking injunctive relief or rescission if an officer or director breaches his or her duty of care. This provision will not alter the liability of officers or directors under federal securities laws. Our by-laws further permit us to indemnify any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law. These provisions may be sufficiently broad to permit indemnification of our officers and directors arising under federal securities law.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which we are required or permitted to provide indemnification. We are also not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

EXHIBIT NO.

5.1                                 Opinion of Rosenfeld Roberson Johns & Durrant regarding legality.

23.1                           Consent of Blackman Kallick Bartelstein LLP.

23.2                           Consent of Rosenfeld Roberson Johns & Durrant (Included in Exhibit 5.1).

23.3                           Consent of Hansen, Bradshaw, Malmrose & Erickson, P.C.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Clearwater, State of Florida, on September 29, 2006.

THINK PARTNERSHIP INC. (Registrant)

By:	/s/ Scott P. Mitchell
Scott P. Mitchell, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott P. Mitchell as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned, any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments as fully to all intents and purposes as he or she might or could do in person, and hereby does ratify and confirm all that said attorney-in-fact and agent, or his or her other substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ Scott P. Mitchell	Director, Chief Executive Officer, President	September 29, 2006
Scott P. Mitchell	and Secretary

/s/ Frederick P. Lyte	Director	September 29, 2006
Frederick P. Lyte

/s/ Robert T. Geras	Director	September 29, 2006
Robert T. Geras

/s/ Patrick W. Walsh	Director	September 29, 2006
Patrick W. Walsh

/s/ Vincent J. Mesolella	Director	September 29, 2006
Vincent J. Mesolella

Director
Xavier Hermosillo

/s/ George Mellon	Director	September 29, 2006
George Mellon

/s/ Joshua Metnick	Director	September 29, 2006
Joshua Metnick

/s/ Jody Brown	Chief Financial Officer and Treasurer	September 29, 2006
Jody Brown